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Press Release    Contact:  Kenneth R. Fuette          Trina Hardiman
                           610 859-3081               Matthew Doering
                           David E. Bright            Gavin Anderson & Co.
                           212 230-0488               212 373-0229


FOR IMMEDIATE RELEASE

             FOAMEX INTERNATIONAL ANNOUNCES $530 MILLION REFINANCING

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        Foamex L.P. to Repurchase Public Debt Totaling $373.0 Million and
            $116.7 Million Principal Amount of Foamex-JPS Automotive
                       Senior Secured Discount Debentures

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 Company to Establish $480.0 Million Credit Facility and Offer $150.0 Million of
                Senior Subordinated Notes in the Rule 144A Market



       LINWOOD, PENNSYLVANIA, May 12, 1997 - Foamex International Inc. (NASDAQ:FMXI) announced today steps designed to improve its financial and operating flexibility and to reduce interest expense. As part of these steps, Foamex L.P., a 99%-owned subsidiary of Foamex International Inc., today commenced tender offers with concurrent consent solicitations for a total of $489.7 million of aggregate principal of public debt, including:

       1) $104.3 million of aggregate principal of its 9 1/2% Senior Secured Notes due 2000 for an aggregate consideration of 104.193% of principal plus accrued interest, comprised of a tender price of 102.193% and a consent fee of 2%;



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       2)   $135.9 million of aggregate principal of its 11 1/4% Senior Notes due 2002 for an aggregate consideration of 105.709% of principal plus accrued interest, comprised of a tender price of 103.709% and a consent fee of 2%;

       3) $125.8 million of aggregate principal of its 11 7/8% Senior Subordinated Debentures due 2004 for an aggregate consideration of 107.586% of principal plus accrued interest, comprised of a tender price of 105.586% and a consent fee of 2%;

       4) $7.0 million of aggregate principal of its 11 7/8% Senior Subordinated Debentures, Series B due 2004 for an aggregate consideration of 107.586% of principal plus accrued interest, comprised of a tender price of 105.586% and a consent fee of 2%; and

       5) $116.7 million principal amount of the Foamex-JPS Automotive L.P. Senior Secured Discount Debentures due 2004 for an aggregate consideration of 88% of principal amount, which represents approximately 116.2% of the projected accreted value as of June 9, 1997, comprised of a tender price of 86% of principal amount and a consent fee of 2%.

         The consent solicitations will expire on May 23, 1997 and the tender offers will expire on June 9, 1997. Donaldson, Lufkin & Jenrette Securities Corp. (212 892-4753) is acting as the dealer manager for the tender offers and the consent solicitations. Holders who tender their securities in the tender offers will be deemed to have submitted consents in the consent solicitations. Holders may not deliver consents without tendering their securities. Holders must tender their securities prior to 12:00 midnight, May 23, 1997 in order to receive the


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consent fee. Holders who tender their securities after such date and before the expiration date of June 9, 1997 will receive the tender price for their securities, but will not receive the consent fee.

         Foamex L.P. also plans to repay all borrowings under the terms of its existing credit facility which had outstanding borrowings of $10.0 million as of March 30, 1997.

         The Company said that it expects to fund the repurchase with the proceeds of:

           - A $480.0 million Foamex L.P. credit facility arranged by The Bank of Nova Scotia and Citicorp USA, Inc., including an estimated $150.0 million revolver. The Company added that upon completion of the refinancing transactions, it expects to have approximately $100.0 million of revolver availability to fund future growth.

           - A $150.0 million offering of Foamex L.P. Senior Subordinated Notes in the Rule 144A market.

           -   Cash on hand.

         Marshall S. Cogan, the Company's Chairman and Chief Executive Officer, said that as a result of its refinancing activities, assuming no material changes in interest rates and the tendering of substantially all of the Company's outstanding public debt, Foamex International expects to achieve annualized interest expense savings of between $8.0 million and $11.0 million.

         The Company added that it also expects to take a one-time charge, net of tax, of between $41.0 million and $47.0 million in the second quarter of 1997 related to the early


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extinguishment of debt, the write-off of debt issuance costs and additional one-time charges related to other aspects of the refinancing.

         Foamex expects to complete its refinancing activities by the end of the second quarter of 1997.

         The Company stated that future interest expense, and the ability to realize the expected savings in interest expense, will vary based on a variety of factors, including fluctuation in interest rates in general; the pricing of the credit agreement and the Senior Subordinated Notes; and the percentage of securities tendered in the tender offers. In addition, if the refinancing is consummated, variable rate debt will comprise a larger percentage of the Company's overall indebtedness than in the past, and as a result, future fluctuation in interest rates will have a greater impact on the Company's interest expenses than in the past. The Company also noted that the size of the expected one-time pre-tax charge in the second quarter of 1997 related to the refinancing will vary based on a variety of factors, including the percentage of securities tendered in the tender offers and other factors beyond the Company's control.

         Consummation of the tender offers, the consent solicitations, the bank financing and the Senior Subordinated Note offering are subject to conditions, several of which are beyond the Company's control, and there can be no assurance that such transactions will be consummated.

         Foamex is the largest manufacturer and marketer of flexible polyurethane and advanced polymer foam products in North America. Foamex's quality foams are utilized primarily in

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four end-markets: carpet cushion and other carpet products; cushioning foams for furniture, bedding, packaging and health care; automotive applications, including trim and accessories; and industrial and consumer technical foams, including those for filtration. For more information about Foamex, visit is web site at http://www.foamex.com.

         This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities offered by Foamex L.P. in the private placement. The securities offered by Foamex L.P. in the private placements will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act of 1933, as amended.

         This news release contains forward-looking statements related to future earnings. Actual results may differ. Cautionary statements regarding forward-looking information may be found in the 1996 Annual Report and Forms 10-K on file with the Securities and Exchange Commission.

         Editors note: Foamex's company logo and executive photos can be retrieved in digital form by media without any charge from Weick Photo DataBase
(972) 392-0888.

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